Exhibit G


                          Georgia Power Company, et al.
                         Proposed Notice of Proceedings

              The Southern Company ("Southern") is a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). Georgia Power Company ("Georgia"), Gulf Power Company ("Gulf"), Mississippi Power Company ("Mississippi"), Savannah Electric and Power Company ("Savannah") and Southern Company Funding Corporation ("Funding") are wholly-owned subsidiaries of Southern and have filed an application-declaration (the "Application") under Sections 6(a), 7, 9(a), 10 and 12(b) of the Act and Rules 45 and 54 thereunder.

              Southern has organized and owns all of the outstanding capital stock of Funding which issues its commercial paper at the request and for the benefit of Southern Electric Generating Company ("SEGCO"), Alabama Power Company ("Alabama"), Georgia, Gulf, Mississippi and Savannah (collectively, the "Operating Companies") as described herein.1 It is proposed that Funding may issue and sell such commercial paper to or through dealers from time to time prior to June 30, 2007 in an aggregate principal amount at any one time outstanding of not to exceed $8.4 billion (including up to $3.2 billion for Georgia, $600 million for Gulf, $500 million for Mississippi and $120 million for Savannah, with the remainder for Alabama and SEGCO). Such commercial paper will be in the form of promissory notes with varying maturities not to exceed one year, which maturities may be subject to extension to a final maturity not to exceed 390 days. Actual maturities will be determined by market conditions, the effective interest costs and the anticipated cash flows of the respective Operating Companies, including the proceeds of other borrowings, at the time of issuance. The commercial paper notes will be issued in denominations of not less than $50,000 and will not by their terms be prepayable prior to maturity.

              The commercial paper will be sold by Funding directly to or through a dealer or dealers (the "dealer"). The discount rate (or the interest rate in the case of interest-bearing notes), including any commissions, will not be in excess of the discount rate per annum (or the equivalent interest rate) prevailing at the date of issuance for commercial paper of comparable quality with the same maturity sold by issuers thereof to commercial paper dealers.

              No commission or fee will be payable in connection with the issuance and sale of commercial paper, except for a commission not to exceed 1/8th of 1% per annum payable to the dealer in respect of commercial paper sold through the dealer as principal. The dealer will reoffer such commercial paper at a discount rate of up to 1/8th of 1% per annum less than the prevailing interest rate to Funding or at an equivalent cost if sold on an interest-bearing basis.


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1 While Funding currently issues commercial paper for the benefit of the
Operating Companies, it is also proposed that Funding may, pursuant to authorization granted by the Securities and Exchange Commission (the "Commission") in this proceeding, issue such securities for the benefit of any other associate company that may issue its debt securities to Funding pursuant to Rule 52 under the Act. It is requested that the Commission reserve jurisdiction over any such issuance for the benefit of any other associate company.


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              Funding has entered into financial services agreements with each
Operating Company pursuant to which Funding has agreed to use its reasonable best efforts to issue commercial paper in amounts and at times as requested by such Operating Company. Each of Georgia, Gulf, Mississippi and Savannah may borrow the cash proceeds of each issuance it requests. Each borrowing will be evidenced by a "grid" promissory note. The terms of each such borrowing will be identical to those of the related commercial paper issued for its benefit.

              Pursuant to an order of the Commission, Funding has authority to issue commercial paper at the request and for the benefit of the Operating Companies in an amount not to exceed $3.5 billion outstanding at any time prior to June 30, 2004 as set forth in Commission File No. 70-9631 (HCAR No. 35-27273, dated November 8, 2000). The authorization sought in this file would supersede and replace the authorization in File No. 70-9631 effective immediately upon the date of the Commission's order in connection with the Application.

              Pursuant to orders of the Commission, Georgia, Gulf, Mississippi and Savannah have authority to effect short-term and term loan borrowings in amounts not to exceed $3.2 billion, $600 million, $500 million and $120 million, respectively, prior to March 31, 2006 for Georgia, Mississippi and Savannah and January 1, 2007 for Gulf, all as set forth in Commission File No. 70-10080 (HCAR No. 35-27617, dated December 16, 2002) for Georgia, Commission File No. 70-10156 (HCAR No. 35-27773, dated December 18, 2003) for Gulf, Commission File No. 70-10082 (HCAR No. 35-27616, dated December 16, 2002) for Mississippi and Commission File No. 70-10081 (HCAR No. 35-27618, dated December 16, 2002) for Savannah (collectively, the "Short-Term Borrowings Orders").

             Effective immediately upon the date of the Commission's order in connection with the Application, borrowings by Funding on behalf of Georgia, Gulf, Mississippi or Savannah, as applicable, pursuant to such order and the applicable Short-Term Borrowings Order must be aggregated and may not exceed the authority authorized in connection with the applicable Short-Term Borrowings Order. Thus, at all times when the order in connection with the Application is in effect, Georgia, Gulf, Mississippi and Savannah will have short-term borrowings authorization in an amount not to exceed $3.2 billion, $600 million, $500 million and $120 million aggregate principal amount, respectively.

              In addition, Alabama or Georgia, or both of them jointly and severally, may guarantee any such loan by Funding to SEGCO. The amount of any such guarantees by Georgia will not exceed $150 million at any one time outstanding. Either Alabama or Georgia also may re-lend the proceeds of any borrowing by it from Funding to SEGCO on the same terms; Georgia requests authority to make any such loans.

              Southern will not issue any guarantees under authority of this proceeding.


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              The proceeds from the proposed borrowings by the Operating
Companies will be used for general corporate purposes, including the financing in part of their respective construction programs. None of such proceeds will be used by the Operating Companies, directly or indirectly, for the acquisition of any interest in an "exempt wholesale generator" or a "foreign utility company."

              With respect to the transactions for which approval is sought, Georgia, Gulf, Mississippi and Savannah, for themselves and on behalf of Funding, will file certificates of notification under Rule 24 on a quarterly basis (within 60 days following the close of each calendar quarter).

             Each applicant-declarant (other than Funding) represents that it will maintain its common equity as a percentage of capitalization (inclusive of short-term debt) at no less than thirty percent. Funding will not issue any securities on behalf of an applicant-declarant, unless upon original issuance thereof: (i) the securities, if rated, are rated at least investment grade, (ii) all outstanding securities of the applicant-declarant on whose behalf the borrowing will be made that are rated are rated investment grade, and (iii) all outstanding securities of Southern that are rated are rated investment grade. For purposes of this provision, a security will be deemed to be rated "investment grade" if it is rated investment grade by at least one nationally recognized statistical rating organization, as defined in paragraphs
(c)(2)(vi)(E), (F) and (H) of Rule 15c3-1 under the Securities Exchange Act of 1934, as amended. Funding may be permitted to issue a security on Gulf's behalf that does not satisfy the foregoing condition if the requirements of Rule 52(a)(i) and Rule 52(a)(iii) are met and the issue and sale of the security have been expressly authorized by the Florida Public Service Commission. It is requested that the Commission reserve jurisdiction over the issuance of any such securities at any time that the conditions set forth above are not satisfied.

         For the Commission, by the Division of Investment Management, pursuant to delegated authority.